Exhibit 10.27

EMPLOYMENT AGREEMENT
BETWEEN
CNS, INC. AND
SAM REINKENSMEYER

THIS AGREEMENT (“Agreement”), made and entered into in the City of Eden Prairie, State of Minnesota, this 15th day of October, 2003, by and between CNS, Inc., a Delaware corporation (“the Corporation”) and Sam Reinkensmeyer (“Employee”);

ARTICLE 1
EMPLOYMENT

1.0)        The Corporation hereby employs Employee, and Employee agrees to work for Corporation at such duties as are assigned to him/her from time to time by the directors and officers of the Corporation.

ARTICLE 2
TERM

2.0)        The Agreement shall be in effect hereinafter unless and until altered or terminated as hereinafter provided.

ARTICLE 3
DUTIES

3.0)        Employee agrees, unless otherwise specifically authorized by the Corporation, to devote his full time and effort to his duties for the profit, benefit and advantage of the business of the Corporation.

ARTICLE 4
NON-COMPETITION

4.0)	The Corporation and the Employee acknowledge that:
01)	The Corporation’s business is highly competitive;

02)	The essence of such business consists of confidential information and trade secrets as described in Article 5, all of which are zealously protected and kept secret by the Corporation;

03)	In the course of his/her employment, Employee will acquire the information described in Article 5 and that the Corporation would be adversely affected if such information subsequently, and in the event of the termination of the Employee’s employment, is used for the purposes of competing with the Corporation.

04)	For these reasons, both the Corporation and the Employee further acknowledge and agree that the restrictions contained herein are reasonable and necessary for the protection of their respective, legitimate interests.

4.1)        Employee agrees that from and after the date hereof during his/her employment with the Corporation for one (1) year thereafter, he/she will not, without the express written permission of the Corporation, directly or indirectly (a) own, manage, operate, control, lend money to, endorse the obligations of, or participate or be connected as an officer, consultant, director, 5% or more stockholder of a publicly held company, employee, partner, member, or otherwise, with any enterprise or individual engaged in the business of developing, manufacturing or marketing products to persons or companies that were customers of the Corporation during the term of this Agreement, or with any enterprise or individuals engaged in the business of developing, manufacturing or marketing products that have been, or are known by Employee as being planned to be developed by the Corporation and will not in any manner either directly or indirectly compete with the Corporation in such business (b) solicit or do business with (1) any persons or entities who are customers or clients of the Corporation at the time of the Employee’s termination of employment, or (2) any prospective or former customers of the Corporation with whom the Employee had contact during the [two years] preceding his/her termination of employment (c) individually or collectively or in conjunction with others, solicit, on his/her own behalf or on behalf of any other person, the services of any person who is an employee or agent of the Corporation, or directly or indirectly solicit any of the Corporation’s employees or agents to terminate their employment or agency with the Corporation. It is understood and acknowledged by both parties that, inasmuch as the Corporation’s products are marketed nationwide, that this covenant not to compete shall be enforced throughout the United States, in any other country for which the Corporation has developed or is in the process of developing a marketing plan for its products, even if such plan is not yet in effect,

4.2)        Employee further agrees that during and following the termination of his/her employment, he/she will do nothing to interfere with any of the Corporation’s business relationships or its goodwill or reputation.

4.3)        Employee, during the term of his/her employment by the Corporation, shall at all times keep the Corporation informed of any business activity and outside employment. The Employee shall not engage in any activity or employment which may be in conflict with the Corporation’s interests, as determined by the Corporation in its sole discretion.

ARTICLE 5
CONFIDENTIAL INFORMATION AND TRADE SECRETS

5.0)        Employee has acquired and will acquire information and knowledge respecting the intimate and confidential affairs of the Corporation including, without limitation, confidential information with respect to the Corporation’s products, packages, improvements, designs. practices, sales or distribution methods and other confidential information pertaining to the Corporation’s business or financial affairs, which may or may not be patentable, which are developed by the Corporation at considerable time and expense, and which could be unfairly utilized in competition with the Corporation. Confidential information includes information relating to the Corporation, which is provided or disclosed to the Employee, which he/she develops in the course of performing his/her duties for the Corporation. The term “trade secret” shall be defined as follows:

A trade secret may consist of any formula, pattern, device or compilation of information which is used in one’s business, and which gives him an opportunity to obtain an advantage over competitors who do not know or use it.

Accordingly, Employee agrees that he/she shall not, during the period of his/her employment hereunder or thereafter, use for his/her own benefits confidential information or trade secrets, whether written or otherwise, and whether expressly labeled as “confidential” or “trade secret” or not, acquired during the term of his/her employment by the Corporation. Further, during the period of his/her employment hereunder and thereafter, the Employee shall not, without the written consent of the Board of Directors of the Corporation or a person duly authorized thereby, disclose to any person, other than an employee of the Corporation or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of his/her duties, any confidential information or trade secrets obtained by him/her while in the employ of the Corporation.

5.1)        Upon termination of employment, Employee agrees to deliver to the Corporation all materials that include confidential information or trade secrets, such as customer lists (Customer Account Master), product formulations, instruction sheets drawings, manuals, letters, notes, notebooks, books, reports and copies thereof, and all of the materials of a confidential nature which belong to or related to the business of the Corporation.

5.2)        Employee agrees and acknowledges that confidential information and trade secrets are the sole and exclusive property of the Corporation, absolutely and forever.

ARTICLE 6
IMPROVEMENTS AND INVENTIONS

6.0)        Employee shall promptly and fully disclose to the Corporation, any and all ideas, improvements, discoveries, and inventions, whether or not they are believed to be patentable (including those which may be subject to copyright protection) (all of which are hereinafter referred to as “Inventions”), which Employee conceives or first actually reduces to practice, either solely or jointly with others, during the period of Employee’s employment or within two years after termination of employment, and which relate to the business now or hereafter carried on or contemplated by the Corporation or which results from any work performed by Employee for the Corporation.

6.1)        All such inventions shall be the sole and exclusive property of the Corporation, and during the term of his/her employment and thereafter, whenever requested to do so by the Corporation, Employee shall execute and assign any and all applications, assignments and other instruments which the Corporation shall deem necessary or convenient in order to apply for and obtain Letters Patent of the United States and/or of any foreign counties for such inventions and in order to assign and convey to the Corporation or its nominee the sole and exclusive right, title and interest in and to such inventions, and Employee will render aid and assistance in any interference or litigation pertaining thereto, all expenses reasonably incurred by employee at the request of the Corporation shall be borne by the Corporation.

6.2)        To the extent, if any, that Minnesota law is determined to apply to the enforceability of this Agreement, Minnesota Statue Section 181.78 provides that the Agreement does not apply, and written notification is hereby given to the Employee that this Agreement does not apply, to an invention for which no equipment, supplies, facility, or trade secret information of the Corporation was used and which was developed entirely on he Employee’s own time, and (1) which does not relate (a) directly to the business of the Corporation, or (b) to the Corporation’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Employee for the Corporation.

ARTICLE 7
JUDICIAL CONSTRUCTION

7.0)        The Employee believes and acknowledges that the provisions contained in this Agreement, including the covenants contained in Article 4 and 5 of this Agreement, are fair and reasonable. Nonetheless, it is agreed that if a court finds any of these provisions to be invalid in whole or in part under the laws of any state, such finding shall not invalidate the covenants, nor the Agreement in its entirety but rather the covenants shall be construed and/or bluelined, reformed or rewritten by the court as if the most restrictive covenants permissible under applicable law were contained herein.

ARTICLE 8
RIGHT TO INJUNCTIVE RELIEF

8.0)        Employee acknowledges that a breach by the Employee of any of the terms of Articles 4 or 5 of this Agreement will render irreparable harm to the Corporation; and that the Corporation shall therefore be entitled to any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties, and to recover from the Employee all costs of litigation including, but not limited to, attorneys fees and court costs.

8.1)        The Corporation’s action in not enforcing a breach of any part of the Agreement shall not prevent it from enforcing it as to any other breach of the Agreement that it discovers.

ARTICLE 9
TERMINATION

9.0)        Either party shall have the right to terminate this Agreement with or without cause upon fifteen (15) days notice to the other, and the Corporation shall pay Employee until the date of termination, unless the Corporation terminates the Agreement because the Employee has violated either Article 4 or 5, in which ease no additional compensation shall be payable to Employee. Employee acknowledges that any employment and compensation can be terminated with or without cause at any time by the Company.

ARTICLE 10
ASSIGNMENT

10.0)        The Corporation shall have the right to assign this Agreement to its successors or assigns, and all covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns.

10.1)        The terms “successors” and “assigns” shall include any Corporation which buys all or substantially all of the Corporation’s assets, or a controlling portion of its stock, or with which it merges or consolidates.

ARTICLE 11
LICENSES

11.0)        This Agreement does not grant the Employee any rights or licenses, express or implied, under any patents, copyrights or trade secrets.

ARTICLE 12
GOVERNING LAW

12.0)        This Agreement shall be construed and interpreted according to the laws of the State of Minnesota.

ARTICLE 13
ENTIRE AGREEMENT

13.0)        The Corporation and the Employee acknowledge that this Agreement contains the full and complete employment agreement between and among the parties, that there are no implied or express modifications of this employment agreement in an oral discussion or any writing, including without limitation in any employee handbook policy statement or other document of the Corporation. This Agreement supersedes any prior agreements or understandings, if any, between the Corporation and the Employee, whether written or oral. The parties further agree that no modifications of this Agreement may be made except by means of a written agreement of memorandum signed by the parties.

IN WITNESS WHEREOF, the Corporation has hereunto signed its name and the Employee hereunder has signed his/her name, all as of the day and year first above written.

By:	/s/ Samuel E. Reinkensmeyer

(employee)
CNS, Inc.

/s/ Michelle Beuning

(witness)